Exhibit 99.1

CARMIKE STOCKHOLDERS APPROVE MERGER AGREEMENT WITH AMC

COLUMBUS, Georgia, November 15, 2016 — Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”) announced that, at Carmike’s Special Meeting of Stockholders held today, Carmike stockholders approved the amended and restated merger agreement with AMC Theatres (AMC Entertainment Holdings, Inc.) (NYSE: AMC) (“AMC”).

David Passman, Carmike Cinemas’ President and Chief Executive Officer, stated, “We are pleased with the outcome of today’s vote. In addition to providing Carmike stockholders with significant value and the opportunity to participate in the upside potential of a combined AMC-Carmike, this transaction creates an opportunity to deliver an even more compelling movie-going experience to more guests in many more locations across the country.”

More than 86% of the shares voted at the meeting were voted in favor of the merger, representing approximately 72% of Carmike’s outstanding shares as of the record date for the meeting.

The transaction remains subject to customary closing conditions, including regulatory approval, and is expected to be completed by the end of 2016 or in early 2017.

As previously announced, under the terms of the AMC merger agreement, Carmike stockholders will have the opportunity to elect to receive cash in the amount of $33.06 per share (the “cash consideration”) or 1.0819 shares of AMC Class A common stock (the “stock consideration”) for each share of Carmike common stock owned by them. This election is subject to the previously disclosed proration provisions in the AMC merger agreement, such that 70% of the total issued and outstanding shares of Carmike common stock will be converted into the right to receive the cash consideration and 30% will be converted into the right to receive the stock consideration. AMC and Carmike have previously mailed to holders of Carmike common stock and Carmike equity awards an election form and letter of transmittal to be used by such holders to make such elections. AMC and Carmike will publicly announce the deadlines to make such elections and any extensions thereof in a press release, on their websites and in a filing with the U.S. Securities and Exchange Commission (the “SEC”).

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation’s largest motion picture exhibitors. Carmike has 271 theatres with 2,923 screens in 41 states. The circuit includes 56 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 33 “BigDs,” 21 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities. Visit www.carmike.com for more information.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about Carmike’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of Carmike’s management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Carmike’s ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement; the inability to complete the proposed merger due to the failure to obtain regulatory approval for the proposed merger or the failure to satisfy other conditions of the proposed merger within the proposed timeframe or at all; disruption in key business activities or any impact on Carmike’s relationships with third parties as a result of the announcement of the proposed merger; risks related to disruption of management’s attention from Carmike’s ongoing business operations due to the proposed merger; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Carmike and others relating to the amended and restated merger agreement; the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; the amount of the costs, fees, expenses and charges related to the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Carmike’s business segments; general economic conditions in Carmike’s regional and national markets; Carmike’s ability to comply with covenants contained in the agreements governing Carmike’s indebtedness; Carmike’s ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; Carmike’s ability to meet its contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in Carmike’s markets; competition in Carmike’s markets; competition with other forms of entertainment; the effect of Carmike’s leverage on its financial condition; prices and availability of operating supplies; the impact of continued cost control procedures on operating results; the impact of asset impairments; the impact of terrorist acts; changes in tax laws, regulations and rates; and financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of Carmike’s business.

Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Carmike’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016, under the heading “Item 1A. Risk Factors,” and in Carmike’s subsequently filed reports with the SEC, including Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Carmike does not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

Carmike Contacts

Investor Relations:

Richard B. Hare, 706-576-3416

Chief Financial Officer

or

Innisfree M&A

Arthur Crozier or Larry Miller

212-750-5833

info@innisfreema.com

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Barrett Golden or Mahmoud Siddig

212-355-4449